Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR FOURTH QUARTER AND FULL YEAR 2024
RUSTON, Louisiana (January 22, 2025) - Origin Bancorp, Inc. (NYSE: OBK) (“Origin,” “we,” “our” or the “Company”), the holding company for Origin Bank (the “Bank”), today announced net income of $14.3 million, or $0.46 diluted earnings per share (“EPS”) for the quarter ended December 31, 2024, compared to net income of $18.6 million, or $0.60 diluted earnings per share, for the quarter ended September 30, 2024. Pre-tax, pre-provision (“PTPP”)(1) earnings was $12.6 million for the quarter ended December 31, 2024, compared to $28.3 million for the linked quarter.
Net income for the year ended December 31, 2024, was $76.5 million, or $2.45 diluted earnings per share, representing a decrease of $0.26, or 9.6%, from diluted earnings per share of $2.71 for the year ended December 31, 2023. Pre-tax, pre-provision (“PTPP”)(1) earnings for the year ended December 31, 2024, was $104.7 million, representing a decrease of $18.0 million, or 14.6%, from the year ended December 31, 2023.
“I am excited about where we are going as a company as we enter 2025 with an organizational commitment to what Optimize Origin means to all of our stakeholders. This initiative is the continual enhancement of our award-winning culture and the drive for elite financial performance.” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “Our team has worked hard over the past year creating and implementing a strategy that is the basis for the next evolution of our company.”

(1) PTPP earnings is a non-GAAP financial measure, please see the last few pages of this document for a reconciliation of this alternative financial measure to its most directly comparable GAAP measure.
Optimize Origin

•Our newly announced initiative to drive elite financial performance and enhance our award-winning culture
•Built on three primary pillars:
◦Productivity, Delivery & Efficiency
◦Balance Sheet Optimization
◦Culture & Employee Engagement
•Established near term target of greater than a 1% ROAA run rate by 4Q25 and an ultimate target of top quartile ROAA
•Near term target will be achieved in part by branch consolidation, headcount reduction, securities optimization, capital optimization, and cash/liquidity management
•We believe the actions we have taken will drive earnings improvement of approximately $21 million annually on a pre-tax pre-provision basis.

Financial Highlights
•Our fully tax equivalent net interest margin (“NIM-FTE”) expanded 15 basis points for the quarter ended December 31, 2024, compared to the quarter ended September 30, 2024. This expansion was driven primarily by a 40 basis point reduction in rates paid on interest-bearing liabilities, offset by an 18 basis point decline in our yield on interest-earning assets.
•Net interest income was $78.3 million for the quarter ended December 31, 2024, reflecting an increase of $3.5 million, or 4.7%, compared to the linked quarter and is at its highest level in two years.

•Provision for credit loss benefit was $5.4 million for the quarter ended December 31, 2024, compared to a provision for credit loss expense of $4.6 million in the linked quarter, representing a $10.0 million change from the linked quarter.
•Our bond portfolio optimization strategy, aimed at enhancing long-term yields and improving overall portfolio performance, positively impacted our NIM-FTE by three basis points for the quarter ended December 31, 2024, and is estimated to provide a total positive impact to NIM-FTE of seven basis points in the twelve months following the date of sale. We sold available-for-sale investment securities with a book value of $188.2 million and realized a loss of $14.6 million, which negatively impacted our diluted EPS by $0.37 for the quarter ended December 31, 2024.
Results of Operations for the Three Months Ended December 31, 2024
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended December 31, 2024, was $78.3 million, an increase of $3.5 million, or 4.7%, compared to the quarter ended September 30, 2024. The increase was primarily driven by a $7.5 million decrease in interest expense paid on interest-bearing deposits and a $1.6 million increase in interest income earned on average interest-earning balances due from banks, partially offset by a decrease of $6.1 million in interest income earned on loans held for investment (“LHFI”).
The decrease in average rates and average balances of interest-bearing deposits during the quarter ended December 31, 2024, reduced interest expense by $6.2 million and $1.3 million, respectively, when compared to the quarter ended September 30, 2024. The decrease in average balances of interest-bearing deposits was primarily driven by a $256.3 million decrease in average time deposit balances, partially offset by a $190.5 million increase in average money market deposit balances. The average rate on interest-bearing deposits was 3.61% for the quarter ended December 31, 2024, a decrease of 40 basis points, from 4.01% for the quarter ended September 30, 2024.
The $1.6 million increase in interest income earned on average interest-earning balances due from banks was primarily driven by a $165.6 million increase in average interest-earning balances due from banks which led to a $2.3 million increase in interest income, partially offset by a reduction in average yield.
The decrease in average rates and average principal balance of LHFI during the quarter ended December 31, 2024, resulted in decreases of $3.4 million and $2.7 million, respectively, to interest income when compared to the quarter ended September 30, 2024. The average rate on LHFI was 6.47% for the quarter ended December 31, 2024, a decrease of 20 basis points, compared to 6.67% for the quarter ended September 30, 2024. The decrease in average LHFI principal balance was primarily driven by decreases of $83.2 million, $43.7 million and $25.0 million in average construction/land/land development, commercial and industrial and mortgage warehouse lines of credit (“MW LOC”) loan balances.
The Federal Reserve Board sets various benchmark rates, including the federal funds rate, and thereby influences the general market rates of interest, including the loan and deposit rates offered by financial institutions. On September 18, 2024, the Federal Reserve reduced the federal funds target rate range by 50 basis points, to a range of 4.75% to 5.00%, marking the first rate reduction since early 2020. Subsequently, it implemented two additional reductions, with the current federal funds target range set to 4.25% to 4.50% on December 18, 2024. During the second half of 2024, the federal funds target range decreased 100 basis points from its recent cycle high.
Our NIM-FTE was 3.33% for the quarter ended December 31, 2024, representing a 15- and a 14-basis-point increase compared to the linked quarter and the prior year same quarter, respectively. The yield earned on interest-earning assets for the quarter ended December 31, 2024, was 5.91%, a decrease of 18 basis points compared to the linked quarter and an increase of five basis points compared to the quarter ended December 31, 2023. The average rate paid on total interest-bearing liabilities for the quarter ended December 31, 2024, was 3.64%, representing a 40- and 11-basis point decrease compared to the quarters ended September 30, 2024, and December 31, 2023, respectively. The bond portfolio optimization strategy positively impacted our NIM-FTE by three basis points for the quarter ended December 31, 2024.

During the quarter ended December 31, 2024, we executed a bond portfolio optimization strategy aimed at enhancing long-term yields and improving overall portfolio performance. This strategy involved selling lower-yielding available-for-sale investment securities prior to their maturity and using the proceeds to purchase higher-yielding available-for-sale investment securities. As a result, we replaced securities with a total book value of $188.2 million and a weighted average yield of 1.51% with new securities totaling $173.7 million with a weighted average yield of 5.22%, realizing a loss of $14.6 million. The weighted average duration of the securities portfolio increased to 4.46 years as of December 31, 2024, compared to 4.21 years as of September 30, 2024. While the associated loss, net of the increase in interest income, resulted in a $0.35 negative impact to diluted EPS during the quarter ended December 31, 2024, we believe the trade-off in yield represents an attractive opportunity with an estimated increase in annual net interest income of $5.6 million, an earn-back period of 2.4 years and a twelve month total positive impact to NIM-FTE of seven basis points.
Credit Quality
The table below includes key credit quality information:

	At and For the Three Months Ended			Change	% Change
(Dollars in thousands, unaudited)	December 31, 2024	September 30, 2024	December 31, 2023	Linked Quarter	Linked Quarter
Past due LHFI	$42,437	$38,838	$26,043	$3,599	9.3%
Allowance for loan credit losses (“ALCL”)	91,060	95,989	96,868	(4,929)	(5.1)
Classified loans	118,782	107,486	80,545	11,296	10.5
Total nonperforming LHFI	75,002	64,273	30,115	10,729	16.7
Provision (benefit) for credit losses	(5,398)	4,603	2,735	(10,001)	(217.3)
Net charge-offs (recoveries)	(560)	9,520	1,891	(10,080)	(105.9)
Credit quality ratios(1):
ALCL to nonperforming LHFI	121.41%	149.35%	321.66%	(27.94)%	N/A
ALCL to total LHFI	1.20	1.21	1.26	(0.01)	N/A
ALCL to total LHFI, adjusted(2)	1.25	1.28	1.31	(0.03)	N/A
Classified loans to total LHFI	1.57	1.35	1.05	0.22	N/A
Nonperforming LHFI to LHFI	0.99	0.81	0.39	0.18	N/A
Net charge-offs to total average LHFI (annualized)	(0.03)	0.48	0.10	(0.51)	N/A
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(1)Please see the Loan Data schedule at the back of this document for additional information.
(2)The ALCL to total LHFI, adjusted, is calculated by excluding the ALCL for MW LOC loans from the total LHFI ALCL in the numerator and excluding the MW LOC loans from the LHFI in the denominator. Due to their low-risk profile, MW LOC loans require a disproportionately low allocation of the ALCL.
As discussed previously in our Origin Bancorp, Inc. Earnings Releases, our credit metrics were negatively impacted by certain questioned activity involving a former banker in our East Texas market. Our investigation of this activity remains ongoing. During the current quarter, classified and nonperforming LHFI related to the questioned banker activity decreased $5.8 million and $3.8 million, respectively, from September 30, 2024. This decline was primarily driven by one $2.0 million classified loan paying off and, as a result of our on-going investigation and litigation, the decision to remove $3.3 million in classified/nonperforming LHFI balances due to results from a third-party forensic analysis. We released $3.2 million in provision for loan credit losses related to the questioned banker activity and recorded a net contingency reserve increase of $3.1 million during the quarter ended December 31, 2024. There was no material change in the level of past due LHFI principal balances between the current quarter and the linked quarter as a result of the questioned activity. While the forensic analysis is largely completed, we continue to work with the outside forensic accounting firm to confirm the bank’s identification and reconciliation of the activity. At this time, we continue to believe that any ultimate loss arising from the situation will not be material to our financial position. The Company has notified its insurance providers of anticipated claims resulting from this activity, but there is no consideration in the Company’s financial results of any potential insurance recoveries.

Our results included a credit loss provision benefit of $5.4 million during the quarter ended December 31, 2024, which was primarily driven by a $5.5 million release of loan credit loss provision, $3.2 million of which was related to the questioned banker activity discussed in the previous paragraph. Also contributing to the release of the loan credit loss provision during the quarter ended December 31, 2024, compared to September 30, 2024, was a decrease of $237.0 million in total LHFI excluding MW LOC and an increase in loan recoveries of $879,000. Net charge-offs decreased $10.1 million for the quarter ended December 31, 2024, when compared to the quarter ended September 30, 2024, primarily due to total charge-offs of $2.0 million in the current quarter compared to total charge-offs of $11.2 million in the linked quarter consisting primarily of three commercial and industrial loan relationships with charge-offs totaling $10.4 million. Nonperforming LHFI increased $10.7 million for the current quarter compared to the linked quarter, reflecting an increase in the percentage of nonperforming LHFI to LHFI to 0.99% compared to 0.81% for the linked quarter. The increase in nonperforming loans was primarily driven by four loan relationships totaling $14.4 million at December 31, 2024, with single-family residential real estate loans totaling $8.1 million of the increase. Classified loans increased $11.3 million to $118.8 million at December 31, 2024.
Noninterest Income
Noninterest income for the quarter ended December 31, 2024, was a negative $330,000, a decrease of $16.3 million from the linked quarter, primarily driven by decreases of $14.8 million and $1.5 million in the change in gain (loss) on sales of securities, net and insurance commission and fee income, respectively.
The decrease in gain (loss) on sales of securities, net, during the current quarter when compared to the linked quarter was due to the execution of the bond portfolio optimization strategy discussed above. The loss on the sale of securities negatively impacted our diluted EPS by $0.37 for the quarter ended December 31, 2024.
The decrease in insurance commission and fee income was primarily due to the seasonal nature of insurance income.
Noninterest Expense
Noninterest expense for the quarter ended December 31, 2024, was $65.4 million, an increase of $2.9 million, or 4.6% from the linked quarter. The increase was primarily driven by increases of $3.4 million and $1.6 million in other noninterest expense and occupancy and equipment expense, net, respectively, that was partially offset by a decrease of $2.1 million in salaries and employee benefit expense.
The increase in other noninterest expense was primarily due to $3.1 million in contingency expense related to certain questioned activity involving a former banker in our East Texas market, as described in the Credit Quality section above. We had previously recorded a $3.2 million provision for loan credit losses and a $1.2 million contingency reserve during the quarter ended June 30, 2024. As a result of our on-going investigation of this matter, and to more accurately reflect the nature of the expense, we released the provision expense. This resulted in a reduction to our loan credit loss allowance through provision expense and an increase of our contingency reserve in other noninterest expense.

The $1.6 million increase in occupancy and equipment, net was primarily due to an increase in rent associated with the accounting for our strategic Optimize Origin initiative which includes consolidation of six banking centers, four in the Dallas-Fort Worth market, with one each in the Louisiana and Mississippi markets. We expect to close these six banking centers at the end of February 2025, which is expected to reduce our occupancy expense by approximately $3.6 million annually. These branch closures combined with the two branch closures that occurred mid-year 2024 are expected to reduce our annual occupancy expense by $4.6 million in total.
The decrease in salaries and employee benefit expense was primarily due to an Employee Retention Credit (“ERC”) of $1.7 million that was recorded in the current quarter and related to the operations of BTH Bank, N.A., which we acquired in 2022. The ERC is a refundable tax credit for certain eligible businesses that had employees affected during the COVID-19 pandemic.
Financial Condition
Loans
•Total LHFI at December 31, 2024, were $7.57 billion, a decrease of $383.1 million, or 4.8%, from $7.96 billion at September 30, 2024, and a decrease of $87.2 million, or 1.1%, compared to December 31, 2023.
•During the quarter ended December 31, 2024, compared to the linked quarter, we experienced declines in significantly all loan categories, but primarily reflected in MW LOC and construction/land/land development loans of $146.1 million and $127.5 million, respectively.

Securities
•Total securities at December 31, 2024 were $1.12 billion, a decrease of $58.5 million, or 5.0%, from $1.18 billion at September 30, 2024, and a decrease of $151.9 million, or 11.9%, compared to December 31, 2023.
•During the quarter, we made a strategic decision to optimize our bond portfolio by selling available-for-sale investment securities with a book value of $188.2 million and realized a loss of $14.6 million.
•Accumulated other comprehensive loss, net of taxes, primarily associated with unrealized losses within the available for sale portfolio, was $106.0 million at December 31, 2024, an increase of $11.8 million, or 12.5% , from the linked quarter.
•The weighted average effective duration for the total securities portfolio was 4.46 years as of December 31, 2024, compared to 4.21 years as of September 30, 2024.
Deposits
•Total deposits at December 31, 2024, were $8.22 billion, a decrease of $263.4 million, or 3.1%, compared to the linked quarter, and a decrease of $28.0 million, or 0.3%, from December 31, 2023. The decrease in the current quarter compared to the linked quarter was primarily due to a decrease of $351.4 million in brokered deposits. The decrease was partially offset by an increase of $187.4 million in interest-bearing demand deposits.
•At December 31, 2024, noninterest-bearing deposits as a percentage of total deposits were 23.1%, compared to 22.3% and 23.3% at September 30, 2024, and December 31, 2023, respectively. Excluding brokered deposits, noninterest-bearing deposits as a percentage of total deposits were 23.3%, compared to 23.5% and 24.6% at September 30, 2024, and December 31, 2023, respectively.
Conference Call
Origin will hold a conference call to discuss its fourth quarter and full year 2024 results on Thursday, January 23, 2025, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial +1 (929) 272-1574 (U.S. Local / International 1); +1 (857) 999-3259 (U.S. Local / International 2); +1 (888) 700-7550 (U.S. Toll Free), enter Conference ID: 53414 and request to be joined into the Origin Bancorp, Inc. (OBK) call. A simultaneous audio-only webcast may be accessed via Origin’s website at www.origin.bank under the investor relations, News & Events, Events & Presentations link or directly by visiting https://dealroadshow.com/e/ORIGINQ424.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates more than 60 locations in Dallas/Fort Worth, East Texas, Houston, North Louisiana, Mississippi, South Alabama and the Florida Panhandle. For more information, visit www.origin.bank.
Non-GAAP Financial Measures
Origin reports its results in accordance with generally accepted accounting principles in the United States of America ("GAAP"). However, management believes that certain supplemental non-GAAP financial measures may provide meaningful information to investors that is useful in understanding Origin's results of operations and underlying trends in its business. However, non-GAAP financial measures are supplemental and should be viewed in addition to, and not as an alternative for, Origin's reported results prepared in accordance with GAAP. The following are the non-GAAP measures used in this release: PTPP earnings, adjusted NIM-FTE, PTPP ROAA, tangible book value per common share, adjusted tangible book value per common share, ROATCE, and core efficiency ratio.
Please see the last few pages of this release for reconciliations of non-GAAP measures to the most directly comparable financial measures calculated in accordance with GAAP.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin Bancorp, Inc’s (“Origin”, “we”, “our” or the “Company”) future financial performance, business and growth strategies, projected plans and objectives, and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including changes to interest rates by the Federal Reserve and the resulting impact on Origin’s results of operations, estimated forbearance amounts and expectations regarding the Company’s liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements or statistics preceded by, followed by or that otherwise include the words “assumes,” “anticipates,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will,” and “would” and variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin’s future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: (1) the impact of current and future economic conditions generally and in the financial services industry, nationally and within Origin’s primary market areas, as well as the financial stress on borrowers and changes to customer and client behavior as a result of the foregoing; (2) changes in benchmark interest rates and the resulting impacts on net interest income; (3) deterioration of Origin’s asset quality; (4) factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin’s primary market areas; (5) the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances; (6) changes in the value of collateral securing Origin’s loans; (7) the impact of generative artificial intelligence; (8) Origin’s ability to anticipate interest rate changes and manage interest rate risk; (9) the impact of heightened regulatory requirements, reduced debit interchange and overdraft income and the possibility of facing related adverse business consequences if our total assets grow in excess of $10 billion as of December 31 of any calendar year; (10) the effectiveness of Origin’s risk management framework and quantitative models; (11) Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; (12) the impact of labor pressures; (13) changes in Origin’s operation or expansion strategy or Origin’s ability to prudently manage its growth and execute its strategy; (14) changes in management personnel; (15) Origin’s ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; (16) increasing costs as Origin grows deposits; (17) operational risks associated with Origin’s business; (18) significant turbulence or a disruption in the capital or financial markets and the effect of market disruption and interest rate volatility on our investment securities; (19) increased competition in the financial services industry, particularly from regional and national institutions, as well as from fintech companies; (20) compliance with governmental and regulatory requirements and changes in laws, rules, regulations, interpretations or policies relating to financial institutions; (21) periodic changes to the extensive body of accounting rules and best practices; (22) further government intervention in the U.S. financial system; (23) a deterioration of the credit rating for U.S. long-term sovereign debt; (24) Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; (25) natural disasters and other adverse weather events, pandemics, acts of terrorism, war, and other matters beyond Origin’s control; (26) developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; (27) fraud or misconduct by internal or external actors (including Origin employees); (28) cybersecurity threats or security breaches and the cost of defending against them; (29) Origin’s ability to maintain adequate internal controls over financial and non-financial reporting; and (30) potential claims, damages, penalties, fines, costs and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Origin’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, adjusted, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.
This press release contains projected financial information with respect to Origin, including with respect to certain goals and strategic initiatives of Origin and the anticipated benefits thereof. This projected financial information constitutes forward-looking information and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to significant business, economic (including interest rate), competitive, and other risks and uncertainties. Actual results may differ materially from the results contemplated by the projected financial information contained herein and the inclusion of such projected financial information in this release should not be regarded as a representation by any person that such actions will be taken or accomplished or that the results reflected in such projected financial information with respect thereto will be achieved.

Contact:
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank
Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data
(Unaudited)

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Income statement and share amounts	(Dollars in thousands, except per share amounts)
Net interest income	$78,349	$74,804	$73,890	$73,323	$72,989
Provision (benefit) for credit losses	(5,398)	4,603	5,231	3,012	2,735
Noninterest income	(330)	15,989	22,465	17,255	8,196
Noninterest expense	65,422	62,521	64,388	58,707	60,906
Income before income tax expense	17,995	23,669	26,736	28,859	17,544
Income tax expense	3,725	5,068	5,747	6,227	4,119
Net income	$14,270	$18,601	$20,989	$22,632	$13,425
PTPP earnings(1)	$12,597	$28,272	$31,967	$31,871	$20,279
Basic earnings per common share	0.46	0.60	0.68	0.73	0.43
Diluted earnings per common share	0.46	0.60	0.67	0.73	0.43
Dividends declared per common share	0.15	0.15	0.15	0.15	0.15
Weighted average common shares outstanding - basic	31,155,486	31,130,293	31,042,527	30,981,333	30,898,941
Weighted average common shares outstanding - diluted	31,308,805	31,239,877	31,131,829	31,078,910	30,995,354

Balance sheet data
Total LHFI	$7,573,713	$7,956,790	$7,959,171	$7,900,027	$7,660,944
Total LHFI excluding MW LOC	7,224,632	7,461,602	7,452,666	7,499,032	7,330,978
Total assets	9,678,702	9,965,986	9,947,182	9,892,379	9,722,584
Total deposits	8,223,120	8,486,568	8,510,842	8,505,464	8,251,125
Total stockholders’ equity	1,145,245	1,145,673	1,095,894	1,078,853	1,062,905

Performance metrics and capital ratios
Yield on LHFI	6.47%	6.67%	6.58%	6.58%	6.46%
Yield on interest-earnings assets	5.91	6.09	6.04	5.99	5.86
Cost of interest-bearing deposits	3.61	4.01	3.95	3.85	3.71
Cost of total deposits	2.79	3.14	3.08	2.99	2.84
NIM - fully tax equivalent ("FTE")	3.33	3.18	3.17	3.19	3.19
Return on average assets (annualized) ("ROAA")	0.57	0.74	0.84	0.92	0.55
PTPP ROAA (annualized)(1)	0.50	1.13	1.28	1.30	0.82
Return on average stockholders’ equity (annualized) ("ROAE")	4.94	6.57	7.79	8.57	5.26
Book value per common share	$36.71	$36.76	$35.23	$34.79	$34.30
Tangible book value per common share (1)	31.38	31.37	29.77	29.24	28.68
Adjusted tangible book value per common share(1)	34.78	34.39	33.86	33.27	32.59
Return on average tangible common equity (annualized) ("ROATCE")(1)	5.78%	7.74%	9.25%	10.24%	6.36%
Efficiency ratio(2)	83.85	68.86	66.82	64.81	75.02
Core efficiency ratio(1)	82.79	67.48	65.55	65.24	70.55
Common equity tier 1 to risk-weighted assets(3)	13.32	12.46	12.15	11.97	11.83
Tier 1 capital to risk-weighted assets(3)	13.52	12.64	12.33	12.15	12.01
Total capital to risk-weighted assets(3)	16.44	15.45	15.16	14.98	15.02
Tier 1 leverage ratio(3)	11.08	10.93	10.70	10.66	10.50
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(1)PTPP earnings, PTPP ROAA, tangible book value per common share, adjusted tangible book value per common share, ROATCE, and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their most directly comparable GAAP measures, please see the last few pages of this release.
(2)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(3)December 31, 2024, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Selected Annual Financial Data
(Unaudited)

	Years Ended December 31,
(Dollars in thousands, except per share amounts)	2024	2023

Income statement and share amounts
Net interest income	$300,366	$299,557
Provision for credit losses	7,448	16,753
Noninterest income	55,379	58,335
Noninterest expense	251,038	235,216
Income before income tax expense	97,259	105,923
Income tax expense	20,767	22,123
Net income	$76,492	$83,800
PTPP earnings(1)	$104,707	$122,676
Basic earnings per common share	2.46	2.72
Diluted earnings per common share	2.45	2.71
Dividends declared per common share	0.60	0.60
Weighted average common shares outstanding - basic	31,077,767	30,822,993
Weighted average common shares outstanding - diluted	31,201,863	30,931,605

Performance metrics
Yield on LHFI	6.58%	6.26%
Yield on interest-earning assets	6.01	5.59
Cost of interest-bearing deposits	3.86	3.21
Cost of total deposits	3.00	2.38
NIM-FTE	3.22	3.23
Adjusted NIM-FTE(2)	3.22	3.21
ROAA	0.77	0.84
PTPP ROAA (1)	1.05	1.23
ROAE	6.92	8.38
ROATCE (1)	8.18	10.16
Efficiency ratio(3)	70.57	65.72
Core efficiency ratio(1)	69.77	62.39
____________________________
(1)PTPP earnings, PTPP ROAA, ROATCE, and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their most directly comparable GAAP measures, please see the last few pages of this release.
(2)Adjusted NIM-FTE is a non-GAAP financial measure and is calculated for the years ended December 31, 2024 and 2023, by removing the $40,000 net purchase accounting amortization and $2.1 million net purchase accounting accretion, respectively, from net interest income.
(3)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income
(Unaudited)

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Interest and dividend income	(Dollars in thousands, except per share amounts)
Interest and fees on loans	$127,021	$133,195	$129,879	$127,186	$123,673
Investment securities-taxable	6,651	6,536	6,606	6,849	7,024
Investment securities-nontaxable	964	905	893	910	1,124
Interest and dividend income on assets held in other financial institutions	5,197	3,621	4,416	3,756	3,664
Total interest and dividend income	139,833	144,257	141,794	138,701	135,485
Interest expense
Interest-bearing deposits	59,511	67,051	65,469	62,842	59,771
FHLB advances and other borrowings	88	482	514	518	220
Subordinated indebtedness	1,885	1,920	1,921	2,018	2,505
Total interest expense	61,484	69,453	67,904	65,378	62,496
Net interest income	78,349	74,804	73,890	73,323	72,989
Provision (benefit) for credit losses	(5,398)	4,603	5,231	3,012	2,735
Net interest income after provision for credit losses	83,747	70,201	68,659	70,311	70,254
Noninterest income
Insurance commission and fee income	5,441	6,928	6,665	7,725	5,446
Service charges and fees	4,801	4,664	4,862	4,688	4,889
Other fee income	2,152	2,114	2,404	2,247	2,118
Mortgage banking revenue (loss)	1,151	1,153	1,878	2,398	(719)
Swap fee income	116	106	44	57	196
(Loss) gain on sales of securities, net	(14,617)	221	—	(403)	(4,606)
Change in fair value of equity investments	—	—	5,188	—	—
Other income	626	803	1,424	543	872
Total noninterest income	(330)	15,989	22,465	17,255	8,196
Noninterest expense
Salaries and employee benefits	36,405	38,491	38,109	35,818	35,931
Occupancy and equipment, net	7,913	6,298	7,009	6,645	6,912
Data processing	3,414	3,470	3,468	3,145	3,062
Office and operations	2,883	2,984	3,072	2,502	2,947
Intangible asset amortization	1,800	1,905	2,137	2,137	2,259
Regulatory assessments	1,535	1,791	1,842	1,734	1,860
Advertising and marketing	1,929	1,449	1,328	1,444	1,690
Professional services	2,064	2,012	1,303	1,231	1,440
Loan-related expenses	431	751	1,077	905	1,094
Electronic banking	1,377	1,308	1,238	1,239	1,103
Franchise tax expense	884	721	815	477	942
Other expenses	4,787	1,341	2,990	1,430	1,666
Total noninterest expense	65,422	62,521	64,388	58,707	60,906
Income before income tax expense	17,995	23,669	26,736	28,859	17,544
Income tax expense	3,725	5,068	5,747	6,227	4,119
Net income	$14,270	$18,601	$20,989	$22,632	$13,425
Basic earnings per common share	$0.46	$0.60	$0.68	$0.73	$0.43
Diluted earnings per common share	0.46	0.60	0.67	0.73	0.43

Origin Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Assets
Cash and due from banks	$132,991	$159,337	$137,615	$98,147	$127,278
Interest-bearing deposits in banks	337,258	161,854	150,435	193,365	153,163
Total cash and cash equivalents	470,249	321,191	288,050	291,512	280,441
Securities:
AFS	1,102,528	1,160,965	1,160,048	1,190,922	1,253,631
Held to maturity, net of allowance for credit losses	11,095	11,096	11,616	11,651	11,615
Securities carried at fair value through income	6,512	6,533	6,499	6,755	6,808
Total securities	1,120,135	1,178,594	1,178,163	1,209,328	1,272,054
Non-marketable equity securities held in other financial institutions	71,643	67,068	64,010	53,870	55,190
Loans held for sale	10,494	7,631	18,291	14,975	16,852
Loans	7,573,713	7,956,790	7,959,171	7,900,027	7,660,944
Less: ALCL	91,060	95,989	100,865	98,375	96,868
Loans, net of ALCL	7,482,653	7,860,801	7,858,306	7,801,652	7,564,076
Premises and equipment, net	126,620	126,751	121,562	120,931	118,978
Mortgage servicing rights	—	—	—	—	15,637
Cash surrender value of bank-owned life insurance	40,840	40,602	40,365	40,134	39,905
Goodwill	128,679	128,679	128,679	128,679	128,679
Other intangible assets, net	37,473	39,272	41,177	43,314	45,452
Accrued interest receivable and other assets	189,916	195,397	208,579	187,984	185,320
Total assets	$9,678,702	$9,965,986	$9,947,182	$9,892,379	$9,722,584
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$1,900,651	$1,893,767	$1,866,622	$1,887,066	$1,919,638
Interest-bearing deposits excluding brokered interest-bearing deposits	5,301,243	5,137,940	4,984,817	4,990,632	4,918,597
Time deposits	941,000	1,023,252	1,022,589	1,030,656	967,901
Brokered deposits	80,226	431,609	636,814	597,110	444,989
Total deposits	8,223,120	8,486,568	8,510,842	8,505,464	8,251,125
FHLB advances and other borrowings	12,460	30,446	40,737	13,158	83,598
Subordinated indebtedness	159,943	159,861	159,779	160,684	194,279
Accrued expenses and other liabilities	137,934	143,438	139,930	134,220	130,677
Total liabilities	8,533,457	8,820,313	8,851,288	8,813,526	8,659,679
Stockholders’ equity:
Common stock	155,988	155,837	155,543	155,057	154,931
Additional paid-in capital	537,366	535,662	532,950	530,380	528,578
Retained earnings	557,920	548,419	534,585	518,325	500,419
Accumulated other comprehensive loss	(106,029)	(94,245)	(127,184)	(124,909)	(121,023)
Total stockholders’ equity	1,145,245	1,145,673	1,095,894	1,078,853	1,062,905
Total liabilities and stockholders’ equity	$9,678,702	$9,965,986	$9,947,182	$9,892,379	$9,722,584

Origin Bancorp, Inc.
Loan Data
(Unaudited)

	At and For the Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

LHFI	(Dollars in thousands)
Owner occupied commercial real estate	$975,947	$991,671	$959,850	$948,624	$953,822
Non-owner occupied commercial real estate	1,501,484	1,533,093	1,563,152	1,472,164	1,488,912
Construction/land/land development	864,011	991,545	1,017,389	1,168,597	1,070,225
Residential real estate - single family	1,432,129	1,414,013	1,421,027	1,373,532	1,373,696
Multi-family real estate	425,460	434,317	398,202	359,765	361,239
Total real estate loans	5,199,031	5,364,639	5,359,620	5,322,682	5,247,894
Commercial and industrial	2,002,634	2,074,037	2,070,947	2,154,151	2,059,460
MW LOC	349,081	495,188	506,505	400,995	329,966
Consumer	22,967	22,926	22,099	22,199	23,624
Total LHFI	7,573,713	7,956,790	7,959,171	7,900,027	7,660,944
Less: ALCL	91,060	95,989	100,865	98,375	96,868
LHFI, net	$7,482,653	$7,860,801	$7,858,306	$7,801,652	$7,564,076

Nonperforming assets(1)
Nonperforming LHFI
Commercial real estate	$4,974	$2,776	$2,196	$4,474	$786
Construction/land/land development	18,505	26,291	26,336	383	305
Residential real estate(2)	36,221	14,313	13,493	14,918	13,037
Commercial and industrial	15,120	20,486	33,608	20,560	15,897
Consumer	182	407	179	104	90
Total nonperforming LHFI	75,002	64,273	75,812	40,439	30,115
Other real estate owned/repossessed assets	3,635	6,043	6,827	3,935	3,929
Total nonperforming assets	$78,637	$70,316	$82,639	$44,374	$34,044
Classified assets	$122,417	$113,529	$125,081	$88,152	$84,474
Past due LHFI(3)	42,437	38,838	66,276	32,835	26,043

Allowance for loan credit losses
Balance at beginning of period	$95,989	$100,865	$98,375	$96,868	$95,177
Provision (benefit) for loan credit losses	(5,489)	4,644	5,436	4,089	3,582
Loans charged off	2,025	11,226	3,706	6,683	3,803
Loan recoveries	2,585	1,706	760	4,101	1,912
Net charge-offs (recoveries)	(560)	9,520	2,946	2,582	1,891
Balance at end of period	$91,060	$95,989	$100,865	$98,375	$96,868

Credit quality ratios
Total nonperforming assets to total assets	0.81%	0.71%	0.83%	0.45%	0.35%
Nonperforming LHFI to LHFI	0.99	0.81	0.95	0.51	0.39
Past due LHFI to LHFI	0.56	0.49	0.83	0.42	0.34
ALCL to nonperforming LHFI	121.41	149.35	133.05	243.27	321.66
ALCL to total LHFI	1.20	1.21	1.27	1.25	1.26
ALCL to total LHFI, adjusted(4)	1.25	1.28	1.34	1.30	1.31
Net charge-offs to total average LHFI (annualized)	(0.03)	0.48	0.15	0.13	0.10
____________________________
(1)Nonperforming assets consist of nonperforming/nonaccrual loans and property acquired through foreclosures or repossession, as well as bank-owned property not in use and listed for sale.
(2)Includes multi-family real estate.
(3)Past due LHFI are defined as loans 30 days or more past due.
(4)The ALCL to total LHFI, adjusted is calculated by excluding the ALCL for MW LOC loans from the total LHFI ALCL in the numerator and excluding the MW LOC loans from the LHFI in the denominator. Due to their low-risk profile, MW LOC loans require a disproportionately low allocation of the ALCL.

Origin Bancorp, Inc.
Average Balances and Yields/Rates
(Unaudited)

	Three Months Ended
	December 31, 2024		September 30, 2024		December 31, 2023
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands)
Commercial real estate	$2,499,279	5.89%	$2,507,566	5.93%	$2,438,653	5.79%
Construction/land/land development	936,134	6.92	1,019,302	7.37	1,068,243	7.16
Residential real estate(1)	1,847,399	5.50	1,824,725	5.56	1,717,976	5.27
Commercial and industrial ("C&I")	2,028,290	7.68	2,071,984	7.96	2,062,418	7.71
MW LOC	459,716	7.26	484,680	7.64	269,195	7.68
Consumer	23,393	7.64	22,739	7.93	24,008	8.04
LHFI	7,794,211	6.47	7,930,996	6.67	7,580,493	6.46
Loans held for sale	10,981	6.81	14,645	6.28	11,971	5.80
Loans receivable	7,805,192	6.47	7,945,641	6.67	7,592,464	6.46
Investment securities-taxable	1,002,216	2.64	1,038,634	2.50	1,108,802	2.51
Investment securities-nontaxable	149,307	2.57	146,619	2.46	182,324	2.45
Non-marketable equity securities held in other financial institutions	69,070	2.78	66,409	2.85	63,360	3.98
Interest-earning balances due from banks	394,790	4.75	229,224	5.46	218,833	5.49
Total interest-earning assets	9,420,575	5.91	9,426,527	6.09	9,165,783	5.86
Noninterest-earning assets	557,968		559,309		588,064
Total assets	$9,978,543		$9,985,836		$9,753,847

Liabilities and Stockholders’ Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$5,341,028	3.48%	$5,177,522	3.88%	$4,784,623	3.54%
Time deposits	1,213,565	4.20	1,469,849	4.47	1,603,049	4.24
Total interest-bearing deposits	6,554,593	3.61	6,647,371	4.01	6,387,672	3.71
FHLB advances and other borrowings	12,698	2.76	40,331	4.75	22,573	3.86
Subordinated indebtedness	159,910	4.69	159,826	4.78	196,741	5.05
Total interest-bearing liabilities	6,727,201	3.64	6,847,528	4.04	6,606,986	3.75
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,940,689		1,850,046		1,972,995
Other liabilities	161,425		162,565		160,580
Total liabilities	8,829,315		8,860,139		8,740,561
Stockholders’ Equity	1,149,228		1,125,697		1,013,286
Total liabilities and stockholders’ equity	$9,978,543		$9,985,836		$9,753,847
Net interest spread		2.27%		2.05%		2.11%
NIM		3.31		3.16		3.16
NIM-FTE(2)		3.33		3.18		3.19
____________________________
(1)Includes multi-family real estate.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.

Origin Bancorp, Inc.
Notable Items
(Unaudited)

	At and For the Three Months Ended
	December 31, 2024		September 30, 2024		June 30, 2024		March 31, 2024		December 31, 2023
	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)

	(Dollars in thousands, except per share amounts)
Notable interest income items:
Interest income reversal on relationships impacted by questioned banker activity	$—	$—	$—	$—	$(1,206)	$(0.03)	$—	$—	$—	$—
Notable provision expense items:
Provision expense related to questioned banker activity	3,212	0.08	—	—	(3,212)	(0.08)	—	—	—	—
Provision expense on relationships impacted by questioned banker activity	—	—	—	—	(4,131)	(0.11)	—	—	—	—
Notable noninterest income items:
MSR gain (impairment)	—	—	—	—	—	—	410	0.01	(1,769)	(0.05)
(Loss) gain on sales of securities, net	(14,617)	(0.37)	221	0.01	—	—	(403)	(0.01)	(4,606)	(0.12)
Gain on sub-debt repurchase	—	—	—	—	81	—	—	—	—	—
Positive valuation adjustment on non-marketable equity securities	—	—	—	—	5,188	0.13	—	—	—	—
Gain on property sale, net of valuation adjustments	198	—	—	—	800	0.02	—	—	—	—
Notable noninterest expense items:
Operating expense related to questioned banker activity	(4,069)	(0.10)	(848)	(0.02)	(1,452)	(0.04)	—	—	—	—
Operating expense related to strategic Optimize Origin initiatives	(1,121)	(0.03)	—	—	—	—	—	—	—	—
Employee Retention Credit	1,651	0.04	—	—	—	—	—	—	—	—
Total notable items	$(14,746)	(0.37)	$(627)	(0.02)	$(3,932)	(0.10)	$7	—	$(6,375)	(0.16)
____________________________
(1)The diluted EPS impact is calculated using a 21% effective tax rate. The total of the diluted EPS impact of each individual line item may not equal the calculated diluted EPS impact on the total notable items due to rounding.

Origin Bancorp, Inc.
Notable Items - Continued
(Unaudited)

	Years Ended December 31,
	2024		2023
	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)

	(Dollars in thousands, except per share amounts)
Notable interest income items:
Interest income reversal on relationships impacted by questioned banker activity	$(1,206)	$(0.03)	$—	$—
Notable provision expense items:
Provision expense on relationships impacted by questioned banker activity	(4,131)	(0.10)	—	—
Notable noninterest income items:
MSR gain (impairment)	410	0.01	(1,769)	(0.05)
Loss on sales of securities, net	(14,799)	(0.37)	(11,635)	(0.30)
Gain on sub-debt repurchase	81	—	471	0.01
Positive valuation adjustment on non-marketable equity securities	5,188	0.13	10,096	0.26
Gain on property sale, net of valuation adjustments	998	0.03	—	—
Notable noninterest expense items:
Operating expense related to questioned banker activity	(6,369)	(0.16)	—	—
Operating expense related to strategic Optimize Origin initiatives	(1,121)	(0.03)	—	—
Employee Retention Credit	1,651	0.04	—	—
Total notable items	$(19,298)	(0.49)	$(2,837)	(0.07)
____________________________
(1)The diluted EPS impact is calculated using a 21% effective tax rate. The total of the diluted EPS impact of each individual line item may not equal the calculated diluted EPS impact on the total notable items due to rounding.

Origin Bancorp, Inc.
Non-GAAP Financial Measures
(Unaudited)

	At and For the Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

	(Dollars in thousands, except per share amounts)
Calculation of PTPP earnings:
Net income	$14,270	$18,601	$20,989	$22,632	$13,425
Provision (benefit) for credit losses	(5,398)	4,603	5,231	3,012	2,735
Income tax expense	3,725	5,068	5,747	6,227	4,119
PTPP earnings (non-GAAP)	$12,597	$28,272	$31,967	$31,871	$20,279

Calculation of PTPP ROAA:
PTPP earnings	$12,597	$28,272	$31,967	$31,871	$20,279
Divided by number of days in the quarter	92	92	91	91	92
Multiplied by the number of days in the year	366	366	366	366	365
PTPP earnings, annualized	$50,114	$112,473	$128,571	$128,184	$80,455

Divided by total average assets	$9,978,543	$9,985,836	$10,008,225	$9,861,236	$9,753,847
ROAA (annualized) (GAAP)	0.57%	0.74%	0.84%	0.92%	0.55%
PTPP ROAA (annualized) (non-GAAP)	0.50	1.13	1.28	1.30	0.82

Calculation of tangible book value per common share and adjusted tangible book value per common share:
Total common stockholders’ equity	$1,145,245	$1,145,673	$1,095,894	$1,078,853	$1,062,905
Goodwill	(128,679)	(128,679)	(128,679)	(128,679)	(128,679)
Other intangible assets, net	(37,473)	(39,272)	(41,177)	(43,314)	(45,452)
Tangible common equity	979,093	977,722	926,038	906,860	888,774
Accumulated other comprehensive loss	106,029	94,245	127,184	124,909	121,023
Adjusted tangible common equity	1,085,122	1,071,967	1,053,222	1,031,769	1,009,797
Divided by common shares outstanding at the end of the period	31,197,574	31,167,410	31,108,667	31,011,304	30,986,109
Book value per common share (GAAP)	$36.71	$36.76	$35.23	$34.79	$34.30
Tangible book value per common share (non-GAAP)	31.38	31.37	29.77	29.24	28.68
Adjusted tangible book value per common share (non-GAAP)	34.78	34.39	33.86	33.27	32.59

Origin Bancorp, Inc.
Non-GAAP Financial Measures- Continued
(Unaudited)

	At and For the Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

	(Dollars in thousands, except per share amounts)

Calculation of ROATCE:
Net income	$14,270	$18,601	$20,989	$22,632	$13,425
Divided by number of days in the quarter	92	92	91	91	92
Multiplied by number of days in the year	366	366	366	366	365
Annualized net income	$56,770	$74,000	$84,417	$91,025	$53,262

Total average common stockholders’ equity	$1,149,228	$1,125,697	$1,084,269	$1,062,705	$1,013,286
Average goodwill	(128,679)	(128,679)	(128,679)	(128,679)	(128,679)
Average other intangible assets, net	(38,646)	(40,487)	(42,563)	(44,700)	(46,825)
Average tangible common equity	981,903	956,531	913,027	889,326	837,782

ROATCE (non-GAAP)	5.78%	7.74%	9.25%	10.24%	6.36%

Calculation of core efficiency ratio:
Total noninterest expense	$65,422	$62,521	$64,388	$58,707	$60,906
Insurance and mortgage noninterest expense	(8,497)	(8,448)	(8,402)	(8,045)	(8,581)
Adjusted total noninterest expense	56,925	54,073	55,986	50,662	52,325

Net interest income	$78,349	$74,804	$73,890	$73,323	$72,989
Insurance and mortgage net interest income	(2,666)	(2,578)	(2,407)	(2,795)	(2,294)
Total noninterest income	(330)	15,989	22,465	17,255	8,196
Insurance and mortgage noninterest income	(6,592)	(8,081)	(8,543)	(10,123)	(4,727)
Adjusted total revenue	68,761	80,134	85,405	77,660	74,164

Efficiency ratio (GAAP)	83.85%	68.86%	66.82%	64.81%	75.02%
Core efficiency ratio (non-GAAP)	82.79	67.48	65.55	65.24	70.55

Origin Bancorp, Inc.
Non-GAAP Financial Measures - Continued
(Unaudited)

	Years Ended December 31,
	2024	2023

	(Dollars in thousands, except per share amounts)
Calculation of PTPP earnings:
Net income	$76,492	$83,800
Provision for credit losses	7,448	16,753
Income tax expense	20,767	22,123
PTPP earnings (non-GAAP)	$104,707	$122,676

Calculation of PTPP ROAA:
PTPP Earnings	$104,707	$122,676

Divided by total average assets	$9,958,590	$9,941,020
ROAA (GAAP)	0.77%	0.84%
PTPP ROAA (non-GAAP)	1.05	1.23

Calculation of ROATCE:
Net income	$76,492	$83,800

Total average common stockholders’ equity	$1,105,650	$999,904
Average goodwill	(128,679)	(128,679)
Average other intangible assets, net	(41,588)	(46,501)
Average tangible common equity	935,383	824,724

ROATCE	8.18%	10.16%

Calculation of core efficiency ratio:
Total noninterest expense	$251,038	$235,216
Insurance and mortgage noninterest expense	(33,392)	(34,349)
Adjusted total noninterest expense	217,646	200,867

Net interest income	$300,366	$299,557
Insurance and mortgage net interest income	(10,446)	(7,481)
Total noninterest income	55,379	58,335
Insurance and mortgage noninterest income	(33,339)	(28,441)
Adjusted total revenue	311,960	321,970

Efficiency ratio	70.57%	65.72%
Core efficiency ratio	69.77	62.39